Exhibit 99.1

Contact:

Investor Relations:

Jorge A. Junquera

Chief Financial Officer

Senior Executive Vice President

787-754-1685

Media Relations:

Teruca Rullán

Senior Vice President

Corporate Communications

787-281-5170 or 917-679-3596 (mobile)

News For Immediate Release:

Popular Announces Results of Exchange Offer

Tendered Securities Amounted to $934.1 million

San Juan, Puerto Rico, Friday, August 21, 2009 – Popular, Inc. (the “Corporation”) (NASDAQ: BPOP) today announced the results of its previously announced offer to issue up to 390 million shares of its Common Stock in exchange for its Series A Preferred Stock and Series B Preferred Stock and for the Trust Preferred Securities referred to below (the “Exchange Offer”). The Exchange Offer expired 11:59 p.m., New York City time, on August 20, 2009.

The Corporation conducted the Exchange Offer in order to increase its common equity capital to accommodate the more adverse economic and credit scenarios assumed under the U.S. Government’s Supervisory Capital Assessment Program (SCAP) as applied to regional banking institutions. Tendered securities amounted to $934,112,900.

“This exchange offer was a difficult decision but necessary given the current state of the economy in the United States and Puerto Rico,” said Richard L. Carrión, Chairman of the Board and Chief Executive Officer of the Corporation. “The Corporation is now well positioned in the event a worse-than-expected business environment materializes in the future.”

Mr. Carrión continued: “Although we expect tough economic conditions to continue, Popular is moving forward with a stronger capital structure, a consolidated U.S. branch network and a flagship bank in Puerto Rico focused on credit management and returning to acceptable levels of profitability.”

In accordance with the terms of the Exchange Offer, as set forth in the Corporation’s Prospectus, dated August 7, 2009 (the “Prospectus”), the Corporation used a Relevant Price of $2.50 per share of its Common Stock and the Exchange Ratios referred to in the table below to determine the number of shares of its Common Stock to be issued in exchange for the validly tendered shares of Series A Preferred Stock and Series B Preferred Stock and validly tendered Trust Preferred Securities. The Corporation will issue approximately 357,510,076 shares of its Common Stock in the Exchange Offer. Because the aggregate liquidation preference of all shares of Preferred Stock and the aggregate liquidation amount of all Trust Preferred Securities tendered in the Exchange Offer will not result in the issuance of in excess of 390,000,000 shares of Common Stock, all securities validly tendered have been accepted and no series of securities is subject to proration.

The table below lists, for each series of Preferred Stock and the Trust Preferred Securities, the aggregate liquidation preference or amount, as applicable, that was validly tendered and not withdrawn as of the Expiration Date, the aggregate liquidation preference or amount, as applicable, remaining outstanding following the Exchange Offer, and the number of shares of the Corporation’s Common Stock to issued in exchange for each series.

Based on the final count by the exchange agent, Global Bondholder Services Corporation, the results of the Exchange Offer are as follows:

Title of Securities	Per Security Liquidation Preference/ Amount	Per Security Exchange Value	Per Security Exchange Ratio (Number of Shares of Common Stock to be Received for Each Security)	Aggregate Liquidation Preference/Amount
				Tendered and Accepted	Remaining Outstanding	Approximate Number of Shares of Common Stock to be Issued in the Aggregate
6.375% Non-cumulative Monthly Income Preferred Stock, 2003 Series A	$ 25	$ 20	8	$164,731,850	$ 22,143,150	52,714,192
8.25% Non-cumulative Monthly Income Preferred Stock, Series B	$ 25	$ 20	8	$371,983,375	$ 28,106,625	119,034,680
8.327% Trust Preferred Securities (issued by BanPonce Trust I)	$1,000	$1,150	460	$ 91,135,000	$ 52,865,000	41,922,100
6.564% Trust Preferred Securities (issued by Popular North America Capital Trust I)	$1,000	$1,150	460	$158,349,000	$ 91,651,000	72,840,540
6.70% Cumulative Monthly Income Trust Preferred Securities (issued by Popular Capital Trust I)	$ 25	$ 30	12	$118,936,750	$181,063,250	57,089,640
6.125% Cumulative Monthly Income Trust Preferred Securities (issued by Popular Capital Trust II)	$ 25	$ 30	12	$ 28,976,925	$101,023,075	13,908,924

The settlement for the Exchange Offer is expected to occur on August 25, 2009.

The lead dealer managers for the Exchange Offer are UBS Investment Bank, which can be contacted at (888) 719-4210, and Popular Securities, which can be contacted at (787) 766-6601, and the co-lead dealer manager is Citi, which can be contacted at (800) 558-3745.

The Corporation has filed a registration statement, a prospectus and related exchange offer materials with the SEC for the exchange offer to which this communication relates. Before you decide whether to tender into the Exchange Offer, you should read the prospectus and other documents the Corporation has filed with the SEC for more complete information about the Corporation and the Exchange Offer. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Corporation will arrange to send you the prospectus if you request it by contacting Corporate Communications, at (787) 765-9800. The complete terms and conditions of the Exchange Offer are set forth in the prospectus and the related letters of transmittal, copies of which will be available at www.popularinc.com/exchangeoffer and from Global Bondholder Services Corporation, the information agent, at (866) 540-1500 or, for bankers and brokers, at (212) 430-3774.

This press release is not an offer to sell or purchase or an offer to exchange or a solicitation of acceptance of an offer to sell or purchase or offer to exchange, which may be made only pursuant to the terms of the prospectus and related letter of transmittal, as applicable.

Forward-Looking Statements:

The information included in this press release may contain certain forward-looking statements. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; and (ix) difficulties in combining the operations of acquired entities. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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